EXHIBIT 10.5

IMPRIMIS PHARMACEUTICALS, INC.
AMENDED AND RESTATED 2007 INCENTIVE STOCK AND AWARDS PLAN

PERFORMANCE STOCK UNITS AGREEMENT

Effective as of April 25, 2016 (the “Grant Date”), Imprimis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), has awarded to Andrew R. Boll (“Grantee”) a targeted number of 157,500 Performance Stock Units (the “Performance Stock Units” or “Award”) to be calculated and determined as discussed below. Each Performance Stock Unit will represent an unfunded and unsecured promise of the Company to deliver shares of common stock, par value $0.01 per share, of the Company (the “Shares”) to Grantee as set forth herein. Each Performance Stock Unit will be subject to forfeiture until the date such Performance Stock Unit vests pursuant to Section 1 of this Performance Stock Units Agreement (this “Agreement”). The Performance Stock Units have been granted pursuant to the Imprimis Pharmaceuticals, Inc. Amended and Restated 2007 Incentive Stock and Awards Plan (the “Plan”), and shall be subject to all provisions of the Plan, which are incorporated herein by reference, and of this Agreement and the Employment Agreement between the Grantee and the Company dated April 25, 2016 as it may be amended from time to time (the “Employment Agreement”). Capitalized terms used in this Agreement that are not specifically defined or referenced to the Employment Agreement will have the meanings ascribed to such terms in the Plan.

1. Vesting. The Performance Stock Units will vest upon the five (5) year anniversary of the Effective Date of the Employment Agreement (the “5 Year Anniversary”), provided that Grantee is in continuous service with the Company or its Affiliates through such date. Notwithstanding the foregoing, the Performance Stock Units will accelerate vesting sooner upon the earlier of (x) upon the achievement of the performance vesting conditions specified in Section 1(a) below, in which case the Performance Stock Units shall accelerate to the extent described in Section 1(a) below; (y) a Change in Control in which the Performance Stock Units are not assumed, continued or substituted for by the acquiring or surviving company or entity, in which case the Performance Stock Units shall accelerate and vest in full or (z) upon certain types of Grantee’s termination as described in Section 1(b) below. The date on which any portion of the Performance Stock Units vest under the terms of this Section 1 is referred to as the “Vesting Date” for such Performance Stock Units. Except as provided in Section 1(b), any Performance Stock Units that are unvested as of Grantee’s termination of continuous service with the Company and its Affiliates shall be immediately forfeited and any Performance Stock Units that have not vested on or before the 5 Year Anniversary shall immediately expire.

(a) Performance Vesting. The following five tranches (each, a “Tranche”) of Performance Stock Units shall accelerate and vest upon the attainment of the target share price (the “Target Share Price”) as specified below on or prior to the 5 Year Anniversary (such five-year period, the “Performance Period”):

Tranche	No. of Shares	Target Share Price
Tranche 1	30,000 Performance Stock Units	$9.00 or greater
Tranche 2	30,000 Performance Stock Units	$10.00 or greater
Tranche 3	30,000 Performance Stock Units	$12.00 or greater
Tranche 4	30,000 Performance Stock Units	$14.00 or greater
Tranche 5	37,500 Performance Stock Units	$15.00 or greater

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Each Tranche may only vest once. Except as otherwise specified below, for each respective Tranche to accelerate and vest under this Section 1(a), all three of the following conditions must be met:

(i) a Trigger Date may occur any time after the Grant Date and during the Performance Period. A “Trigger Date” means any trading day on which the official closing price per Share (the “Closing Price”) is at or above the Target Share Price for the respective Tranche. Notwithstanding the foregoing, the Committee will, in such manner as the Committee determines is appropriate in its discretion, include the value of stock dividends distributed to the stockholders of the Company in connection with spin-offs or similar transactions for purposes of determining whether the Target Share Price has been achieved;

(ii) during the period that includes the Trigger Date and the immediately following 19 trading days (each, a “Measurement Period”), the arithmetic mean of the 20 Closing Prices during the Measurement Period must be at or above the Target Share Price for such Tranche (the “20 Closing Price Condition”); and

(iii) the Grantee must be in continuous service with the Company and its Affiliates through the Performance Period (the “Service Condition”).

To the extent all three of the above conditions are met, the applicable number of Performance Stock Units shall accelerate and vest in full on the first trading day immediately following the Measurement Period for the Trigger Date. Notwithstanding the foregoing, in the event of a Change in Control, the per-Share transaction consideration received by stockholders of the Company upon the Change in Control (as determined in accordance with the terms and conditions of the applicable definitive agreement that results in the Change in Control) shall be used as the Closing Price for purposes of determining if a Trigger Date has occurred and the 20 Closing Price Condition shall be inapplicable for determining whether any Tranche shall vest as a result of the Change in Control.

(b) Involuntary Termination.

(i) If the Grantee’s continuous service is terminated as a result of an Involuntary Termination (as defined in the Employment Agreement) at any time after the Grant Date and on or prior to the thirty (30) day period prior to the 5 Year Anniversary, then, Grantee’s unvested Performance Stock Units shall remain outstanding and eligible to accelerate vesting pursuant to their terms for the Continuation Period (defined below) as if Grantee’s continuous service had continued for such Continuation Period, provided that, in order to receive any vesting during the Continuation Period, Grantee satisfies the conditions set forth in Section 11.4 of the Employment Agreement, which include the execution and delivery of an effective release of claims. The “Continuation Period” means the period of time beginning on the date of Involuntary Termination and continuing until the earlier of (i) twelve (12) months thereafter and (ii) one day before the 5 Year Anniversary.

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(ii) If Grantee’s Involuntary Termination (as described in the Employment Agreement) occurs within the one (1) month period prior to, or twelve (12) months following, a Change in Control, and in any case before the 5 Year Anniversary, then the Performance Stock Units shall accelerate and vest in full; provided that, in order to receive any such vesting acceleration, Grantee satisfies the conditions set forth in Section 11.4 of the Employment Agreement, which include the execution and delivery of an effective release of claims.

2. Transferability. Prior to the time that Shares are delivered to Grantee, the Performance Stock Units shall not be transferable other than by will or by the laws of descent and distribution. During the lifetime of the Grantee, the Performance Stock Units shall be exercisable only by the Grantee or, in the event of his or her disability, by his or her guardian or legal representative, except that, with the prior written consent of the Committee (or its authorized designee), the Performance Stock Units may be transferred under the following circumstances, to the extent permissible under applicable securities laws: (i) to a trust for the benefit of the Grantee; (ii) to a member of the Grantee’s immediate family (or a trust for his or her benefit) or (iii) pursuant to a domestic relations order or official marital settlement agreement that contains the information required by the Company to effectuate the transfer. Upon any of the foregoing permitted transfers, the Grantee and the transferee must enter into any transfer or other agreement as required by the Company. In no event may this Award be transferred for consideration.

3. Forfeiture/Termination of Employment. Except as set forth in Section 1, if a termination of employment of Grantee occurs prior to the vesting in full of the Performance Stock Units, any unvested portion of such Performance Stock Units shall be forfeited by Grantee. For the avoidance of doubt, any Performance Stock Units not vested as of the 5 Year Anniversary shall be forfeited by Grantee, unless otherwise agreed by the Company and the Grantee.

4. Triggering Conduct. As used in this Agreement, “Triggering Conduct” shall mean Grantee’s material breach of any provision of Section 14.3 and 14.4 of the Employment Agreement or Grantee’s breach of any provision of Grantee’s Proprietary Agreement (as defined in the Employment Agreement).

5. Special Forfeiture/Repayment Rules. For so long as Grantee continues as an employee with the Company or any of its affiliates and for one (1) year following termination of employment regardless of the reason, Grantee agrees not to engage in Triggering Conduct. If Grantee engages in Triggering Conduct during the time period set forth in the preceding sentence, then Grantee shall, within sixty (60) days following written notice from the Company (subject to the opportunity to cure described below), pay to the Company an amount equal to (x) the aggregate gross gain realized or obtained by Grantee resulting from the settlement of all Performance Stock Units pursuant to Section 6 hereof (measured as of the settlement date (i.e., the market value of the Performance Stock Units on such settlement date)) that have already been settled and that had vested at any time within three years prior to the Triggering Conduct (the “Look-Back Period”), minus (y) $1.00. Before the Company seeks recovery from Grantee pursuant to the foregoing sentence, Grantee shall be provided an opportunity to be heard by the full Committee and an opportunity to cure the material breach, if curable, within thirty (30) days from the written notice of such material breach is received by Grantee. Grantee may be released from Grantee’s obligations under this Section 5 if and only if the Committee (or its duly appointed designee) authorizes, in writing and in its sole discretion, such release. This Section 5 prohibits certain conduct while Grantee is associated with the Company or any of its affiliates and thereafter and does provide for the forfeiture or repayment of the benefits granted by this Agreement under certain circumstances. No provisions of this Agreement shall diminish, negate or otherwise impact any separate agreement to which Grantee may be a party, including, without limitation, any certificate of compliance or similar attestation/certification signed by Grantee; provided, however, that to the extent that any provisions contained in any other agreement are inconsistent in any manner with the restrictions and covenants of Grantee contained in this Agreement, the provisions of this Agreement shall take precedence and such other inconsistent provisions shall be null and void as to this Agreement. Grantee acknowledges and agrees that the restrictions contained in this Agreement are being made for the benefit of the Company in consideration of Grantee’s receipt of the Performance Stock Units, in consideration of employment, in consideration of exposing Grantee to the Company’s business operations and confidential information, and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Grantee further acknowledges that the receipt of the Performance Stock Units and execution of this Agreement are voluntary actions on the part of Grantee and that the Company is unwilling to provide the Performance Stock Units to Grantee without including the restrictions and covenants of Grantee contained in this Agreement. Further, the parties agree and acknowledge that the provisions contained in Sections 4 and 5 are ancillary to, or part of, an otherwise enforceable agreement at the time the agreement is made.

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6. Payment. Subject to the provisions of Sections 4 and 5 of this Agreement, and unless Grantee makes an effective election to defer receipt of the Shares represented by the Performance Stock Units, on the Vesting Date, Grantee shall be entitled to receive from the Company (without any payment on behalf of Grantee other than as described in Section 10) the Shares represented by such Performance Stock Units; provided, however, that where the vesting of any Performance Stock Unit occurs in connection with Grantee’s Involuntary Termination or termination due to Disability, if the distribution in connection with such acceleration is subject to Section 409A of the Code and Grantee is a “specified employee” (determined in accordance with Section 409A of the Code), Grantee shall be entitled to receive the corresponding Shares from the Company on the date that is the first day of the seventh (7th) month after Grantee’s “separation from service” with the Company (determined in accordance with Section 409A of the Code). Elections to defer receipt of the Shares beyond the date of settlement provided herein may be permitted in the discretion of the Committee pursuant to procedures established by the Committee in compliance with the requirements of Section 409A of the Code.

7. Dividend Equivalents. Grantee shall not be entitled to receive any cash dividends on the Performance Stock Units. However, to the extent the Company determines to pay a cash dividend to holders of the Shares, Grantee shall, with respect to each Performance Stock Unit, be entitled to receive a cash payment from the Company on each cash dividend payment date with respect to the Shares with a record date between the Grant Date and the settlement of such Performance Stock Unit pursuant to Section 6 hereof, such cash payment to be in an amount equal to the dividend that would have been paid on the Shares represented by such Performance Stock Unit. Cash payments on each cash dividend payment date with respect to the Shares with a record date prior to a Vesting Date shall be accrued until the Vesting Date and paid thereon (subject to the same vesting requirements as the underlying Performance Stock Units). Elections to defer receipt of the cash payments in lieu of cash dividends beyond the date of settlement provided herein may be permitted in the discretion of the Committee pursuant to procedures established by the Company in compliance with the requirements of Section 409A of the Code.

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8. Right of Set-Off. By accepting these Performance Stock Units, Grantee consents to a deduction from, and set-off against, any amounts owed to Grantee that are not treated as “non-qualified deferred compensation” under Section 409A of the Code by the Company or any of its affiliates from time to time (including, but not limited to, amounts owed to Grantee as wages, severance payments or other fringe benefits) to the extent of the amounts owed by Grantee to the Company or any of its affiliates under this Agreement.

9. No Stockholder Rights. Grantee shall have no rights of a stockholder with respect to the Performance Stock Units, including, without limitation, any right to vote the Shares represented by the Performance Stock Units unless and until such Shares are delivered to Grantee.

10. Withholding Tax.

(a) Generally. Grantee is liable and responsible for all withholding taxes owed in connection with the Performance Stock Units (including taxes owed with respect to any cash payments described in Section 7 hereof), regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Performance Stock Units. The Company does not make any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the grant or vesting of the Performance Stock Units or the subsequent sale of Shares issuable upon settlement of the Performance Stock Units. The Company does not commit and is under no obligation to structure the Performance Stock Units to reduce or eliminate Grantee’s tax liability.

(b) Payment of Withholding Taxes. Prior to any event in connection with the Performance Stock Units (e.g., vesting or settlement) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any employment tax obligation (the “Tax Withholding Obligation”), Grantee is required to arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company.

(i) By Share Withholding. Unless Grantee elects to satisfy the Tax Withholding Obligation pursuant to Sections 10(b)(ii) or 10(b)(iii), Grantee’s acceptance of this Agreement constitutes Grantee’s instruction and authorization to the Company to retain on Grantee’s behalf the number of Shares from those Shares issuable to Grantee under the Award as the Company determines to be sufficient to satisfy the Tax Withholding Obligation as owed when any such obligation becomes due. The value of any Shares retained for such purposes shall be based on the Fair Market Value, as the term is defined in the Plan, of the Shares on the date of vesting of the Performance Stock Units. To the extent that the Company retains any Shares to cover the Tax Withholding Obligation, it will do so at the minimum statutory rate, but in no event shall such amount exceed the minimum required by applicable law and regulations.

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(ii) By Sale of Shares. No later than five (5) business days prior to a Vesting Date, Grantee may instruct and authorize the Company and any brokerage firm determined acceptable to the Company for such purpose to sell on Grantee’s behalf a whole number of Shares from those Shares issuable to Grantee as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum applicable Tax Withholding Obligation. Such Shares will be sold on the day such Tax Withholding Obligation arises (e.g., a vesting date) or as soon thereafter as practicable. Grantee will be responsible for all broker’s fees and other costs of sale, and Grantee agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed Grantee’s minimum Tax Withholding Obligation, the Company agrees to pay such excess in cash to Grantee. Grantee acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy Grantee’s minimum Tax Withholding Obligation. Accordingly, Grantee agrees to pay to the Company or any Subsidiary as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of Shares described herein.

(iii) By Check, Wire Transfer or Other Means. No later than five (5) business days prior to a Vesting Date, Grantee may elect to satisfy Grantee’s Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the Company, or (z) such other means as specified from time to time by the Administrator.

(iv) Notwithstanding anything to the contrary set forth above, the Company shall have the right to deduct from all cash payments paid pursuant to Section 7 hereof the amount of any taxes which the Company is required to withhold with respect to such payments.

11. Governing Law/Venue for Dispute Resolution. This Agreement shall be governed by the laws of the State of Delaware, without regard to principles of conflicts of law, except to the extent superseded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Delaware bear a substantial relationship to the parties and/or this Agreement and that the Performance Stock Units and benefits granted herein would not be granted without the governance of this Agreement by the laws of the State of Delaware. In addition, all disputes relating to this Agreement shall be resolved exclusively pursuant to the terms of Section 16 of the Employment Agreement.

12. Action by the Committee. The parties agree that the interpretation of this Agreement shall rest exclusively and completely within the sole discretion of the Committee. The parties agree to be bound by the decisions of the Committee with regard to the interpretation of this Agreement and with regard to any and all matters set forth in this Agreement. The Committee may delegate its functions under this Agreement to an officer of the Company designated by the Committee (hereinafter the “designee”). In fulfilling its responsibilities hereunder, the Committee or its designee may rely upon documents, written statements of the parties or such other material as the Committee or its designee deems appropriate. The parties agree that, except as described in Section 5, there is no right to be heard or to appear before the Committee or its designee and that any decision of the Committee or its designee relating to this Agreement shall be final and binding unless such decision is arbitrary and capricious.

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13. Prompt Acceptance of Agreement. The Performance Stock Unit award evidenced by this Agreement shall, at the discretion of the Committee, be forfeited if this Agreement is not manually executed and returned to the Company, or electronically executed by Grantee by indicating Grantee’s acceptance of this Agreement in accordance with the Company’s applicable acceptance procedures, within ninety (90) days after the Grant Date.

14. Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Performance Stock Unit grant under and participation in the Plan or future Performance Stock Units that may be granted under the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of this Performance Stock Unit award and the execution of this Agreement through electronic signature.

15. Notices. All notices, requests, consents and other communications required or provided under this Agreement to be delivered by Grantee to the Company will be in writing and will be deemed sufficient if delivered by hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:

Imprimis Pharmaceuticals, Inc.

12264 El Camino Real, Suite 350

San Diego, CA 92130

Attention: Chief Executive Officer

Facsimile: 858-345-1745

All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Company to Grantee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Grantee at the address set forth on the Grantee’s acceptance of this Agreement or such other address provided by the Grantee to the Company pursuant to this Section 15.

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IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Award is to be governed by the terms and conditions of this Notice, the Plan, the Agreement and the Employment Agreement. This Agreement may not be amended or modified in any manner that would impair the rights of Grantee without his prior written consent.

IMPRIMIS PHARMACEUTICALS, INC.
a Delaware corporation

By:	/s/ Mark L. Baum

Its:	Chief Executive Officer

Date:	April 25, 2016

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ACCEPTANCE OF AGREEMENT

Grantee, Andrew R. Boll, hereby: (a) acknowledges receiving a copy of the Plan, which has either been previously delivered or is provided with this Agreement, and represents that he or she is familiar with and understands all provisions of the Plan and this Agreement; and (b) voluntarily and knowingly accepts this Agreement and the Performance Stock Units granted to him under this Agreement subject to all provisions of the Plan and this Agreement, including, without limitation, the provisions in the Agreement regarding “Triggering Conduct” and “Special Forfeiture/Repayment Rules” set forth in Sections 4 and 5 of this Agreement. Grantee further acknowledges receiving a copy of the Company’s most recent annual report to stockholders and other communications routinely distributed to the Company’s stockholders and a copy of the Prospectus pertaining to the Plan.

/s/ Andrew R. Boll
Grantee’s Signature

April 25, 2016
Date

Address

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Facsimile Number

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